Investor Services
May 14, 2004
100 University Avenue
Toronto, Ontario
To:	Alberta Securities Commission	M5J 2Y1
	British Columbia Securities Commission	Telephone 1-800-663-9097
	Manitoba Securities Commission	www.computershare.com	Canada
	Office of the Administrator, New Brunswick		Australia
	Securities Commission of Newfoundland and Labrador		Channel Islands
	Nova Scotia Securities Commission		Hong Kong
	Ontario Securities Commission		Germany
	Registrar of Securities, Prince Edward Island		Ireland
	Commission des valeurs mobilières du Québec		New Zealand
	Securities Division, Saskatchewan Financial Services Commission		Philippines
	Securities Registry, Government of the Northwest Territories		South Africa
	Registrar of Securities, Government of the Yukon Territory		United Kingdom
	Nunavut Legal Registry		USA
The Toronto Stock Exchange
The New York Stock Exchange

Dear Sirs:

Subject:                        Goldcorp Inc.

We confirm that the following English material was sent by pre-paid mail and electronic mail on May 13, 2004, to the registered shareholders of Common Shares of the subject Corporation:

1. Notice of Annual and General Meeting of Shareholders/Management Information Circular and Proxy Statement
2. Proxy
3. Management's Discussion & Analysis/2003 Audited Consolidated Financial Statements
4. First Quarter Interim Report for the three months ended March 31, 2004
5. Return Envelope

We further confirm that copies of the above-mentioned material, together with Supplemental Mail List cards, were sent by courier on May 13, 2004 to each intermediary holding shares of the Corporation who responded to the search procedures in compliance with current securities legislation requirements.

In compliance with regulations made under the Securities Act, we are providing this confirmation to you in our capacity as agent for the subject Corporation.

Yours truly,

(Signed)
Anneke Kramer
Assistant Account Manager
Stock Transfer Services
(416) 263-9493
(416) 981-9800 Fax

c.c. Goldcorp Inc.